EXHIBIT 99.1

ADVO, Inc. (letterhead)

ADVO Discusses Southern California

Joint Distribution Agreement And Second Quarter Outlook

WINDSOR, CT – April 17, 2006 – ADVO, Inc. (NYSE: AD) announced today that the joint distribution agreement with The Los Angeles Times and MediaNews Group will result in savings in the low double-digit millions annually. These savings will begin in August with the start of the joint program.

The Company additionally is giving a preliminary outlook on its second fiscal quarter 2006 results. While the financials are not yet final, ADVO expects second quarter revenue to be approximately $355 million. Diluted E.P.S. is expected to be in the range of $0.16-$0.18.

The Company will be holding a conference call today at 5:30 – 6:15 pm. EDT to discuss these announcements. The conference call dial-in number is 1-800-810-0924, and will be accessible via replay at 1-888-203-1112 (the access number is 9453440) from April 17 at 8:00 p.m. through midnight, April 24. The conference call will also be available via webcast through www.advo.com.

Scott Harding, ADVO’s Chief Executive Officer, said, “Although second quarter revenues are expected to be up between 4% and 5%, we are not pleased with our performance on either revenue or profits. Both were affected primarily by softness in our high-margin zone product revenue, along with several other factors,” he said, adding that the company will address these in more detail on the call. “Our zone products have strong appeal to promotion-oriented retailers. We are re-doubling our efforts to market them to a broader set of advertisers and categories, and are confident in our ability to fix this issue in the months ahead.”

Preliminary Key Statistics – Fiscal 2006 Results and Growth vs. Fiscal 2005

	1Q06	2Q06	YTD06
Advertising Packages (millions)	1,041.0	1,072.6	2,113.6
Advertising Package Growth	-0.5%	3.3%	1.4%

Pieces per Package	8.35	8.36	8.35
Pieces per Package Growth	5.6%	2.7%	4.1%

Advertising Pieces (millions)	8,689.8	8,962.7	17,652.5
Advertising Piece Growth	5.1%	6.0%	5.6%

Revenue per Thousand Pieces	$38.12	$35.62	$36.85
Revenue per Piece Growth	-2.4%	-3.7%	-3.1%

% Underweight	20.7%	23.5%	22.2%
Percentage Point Improvement	2.1pp	-0.1pp	0.9pp

Diluted Earnings per Share: Reconciliation of

The Pro Forma Impact of the Adoption of FAS123(R)*

	Three Months Ended
	March 25, 2006	March 26, 2005
Diluted Earnings per share – Preliminary /As Reported	$0.16-$0.18	$0.33
Pro Forma FAS123(R) expense	—	0.02

Diluted Earnings per share – Pro Forma	$0.16-$0.18	$0.31

* This pro forma financial measure reconciliation is provided because the 2Q06 as reported E.P.S. includes incremental expenses the Company incurred as a result of the adoption of new accounting rules related to FAS123(R), and management believes that reconciling E.P.S. in this manner facilitates comparisons to prior period results.

This report contains certain forward looking statements regarding the Company’s results of operations and financial position within the meaning of Sections 21E of the Securities Exchange Act of 1934, as amended. Such forward looking statements are based on current information and expectations and are subject to risks and uncertainties which could cause the Company’s actual results to differ materially from those in the forward looking statements. The Company’s business is promotional in nature, and ADVO serves its clients on a “just in time” basis. As a result, fluctuations in the amount, timing, pages, weight, and kinds of advertising pieces can vary significantly from period to period, depending on its customers’ promotional needs, inventories, and other factors. In any particular period these transactional fluctuations are difficult to predict, and can materially affect the Company’s revenue and profit results. The Company’s business contains additional risks and uncertainties which include, but are not limited to: general changes in customer demand and pricing; the possibility of consolidation in the retail sector; the impact of economic or political conditions on advertising spending and the Company’s distribution system; postal and paper prices; possible governmental regulation or legislation affecting aspects of the Company’s business; the efficiencies achieved with technology upgrades; fluctuations in interest rates; and other general economic factors.

ADVO is the nation’s leading direct mail media company, with annual revenues of nearly $1.4 billion. Serving 17,000 national, regional and local retailers, the company reaches 114 million households, more than 90% of the nation’s homes, with its ShopWise® shared mail advertising.

The company’s industry-leading targeting technology, coupled with its unparalleled logistics capabilities, enable retailers seeking superior return on investment to target, version and deliver their print advertising directly to consumers most likely to respond.

Demonstrating ADVO’s effectiveness as a print medium, the company’s “Have You Seen Me? ®” missing child card, distributed with each ShopWise® package, is the most recognized mail in America. This signature public service program has been responsible for safely recovering 141 children. The program was created in partnership with the National Center for Missing & Exploited Children and the U.S. Postal Service in 1985.

ADVO employs 3,700 people at its 24 mail processing facilities, 33 sales offices and headquarters in Windsor, CT. The company can be visited online at www.ADVO.com.

CONTACT:

Chris Hutter

National Vice President, Finance

ADVO, Inc.

(860)	285-6424